UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2025

RENOVARO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38751	45-2559340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2080 Century Park East, Suite 906

Los Angeles, CA 90067
 (Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	RENB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 6, 2025, Renovaro Inc. (“Renovaro”) announced that it entered into a binding letter of intent with Predictive Oncology Inc. (NASDAQ: POAI) (“Predictive Oncology”) for Predictive Oncology to be acquired by Renovaro in exchange for preferred stock of Renovaro.

Under the terms of the binding letter of intent, Predictive Oncology will be merged into Renovaro in exchange for a newly created series of preferred stock of Renovaro. The preferred stock will be issued to shareholders of Predictive Oncology in a 1:1 exchange for their existing Predictive Oncology common stock. The preferred stock is automatically redeemable for $3.00 per share after 18 months and may also be converted to freely tradeable, registered Renovaro common stock at a 1:1 conversion ratio by either the holders thereof or Renovaro at any time after Renovaro’s common stock has traded at or above $4.50 per share for 30 consecutive trading days. Renovaro also has the right to redeem the preferred stock for cash at a redemption price of $3.00 per share (i) if the trading price of its common stock is $3.00 or less or (ii) such preferred stock has not been converted within 30 days after the first date on which the holder could request such conversion as described above. Notwithstanding the foregoing, if holders of Predictive Oncology’s Series A and Series B warrants do not exercise their warrants before January 15, 2025, Renovaro has agreed to purchase up to 2.33 million shares of Predictive Oncology’s common stock at $1.07 per share. The parties have agreed to enter into definitive documentation for the merger by no later than February 28, 2025. The merger is subject to a minimum fundraising of $15 million by Renovaro, as well as formal approval by the shareholders of Predictive Oncology. A failure to obtain shareholder approval within sixty days from the parties’ execution of the definitive agreement, and so long as Renovaro has purchased the Predictive Oncology shares as described above or the equivalent amount of capital is received by Predictive Oncology either through a warrant exercise or Renovaro’s purchase of common shares or a combination thereof representing, in the aggregate, additional investment of not less than $1,000,000, will entitle Renovaro to a two-year exclusive royalty-free license to Predictive Oncology’s biobank of tumor samples and tumor-specific 3D cell culture models.

There can be no assurance that a definitive merger agreement or transaction with Predictive Oncology will be executed, or as to the timing of any such agreement or transaction. Renovaro does not intend to discuss or disclose further developments regarding these discussions unless and until its Board of Directors has approved a transaction or otherwise determined that further disclosure is appropriate or required by law.

Item 7.01 Regulation FD Disclosure.

On January 6, 2025, the Company issued a press release announcing that it had entered into a binding letter of intent with Predictive Oncology for Predictive Oncology to be acquired by Renovaro in exchange for preferred stock of Renovaro, the entire text of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be filed.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Letter of Intent between Predictive Oncology and Renovaro.
99.1	Press Release of Renovaro Inc. dated January 6, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVARO INC.

By:	/s/ David Weinstein
Name: David Weinstein Title: Chief Executive Officer

Date: January 7, 2025